EXHIBIT 4.2
[First Citizens Banc Corp Letterhead]
September 27, 2007
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549
Re: Registration Statement on Form S-4 (File No. 333 - 145931)
Ladies and Gentlemen:
First Citizens Banc Corp, an Ohio corporation (“First Citizens”), is today filing Pre-effective Amendment No. 1 to Form S-4.
Pursuant to the instructions relating to the Exhibits in Item 601(b)(4)(iii) of Regulation S-K, First Citizens hereby agrees to furnish the Commission, upon request, copies of instruments and agreements defining the rights of holders of its long-term debt and of the long-term debt of its consolidated subsidiaries, which are not being filed as exhibits to the Form S-4. None of such long-term debt exceeds 10% of the total assets of First Citizens and its subsidiaries on a consolidated basis.

Very truly yours,
/s/ Richard J. Dutton
Richard J. Dutton
Senior Vice President